Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

PERINI CORPORATION, AS BORROWER

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A., AS ARRANGER

AND

THE LENDERS PARTY HERETO

OCTOBER 14, 2005

   Section 2.16.  Charge to Checking Account: Advances to Make Payments Due on Notes: Payment in Immediately

(i)

(ii)

                                                     SCHEDULES

Schedule 4.03(b)           Real Property Interests Owned by the Borrower and Its Subsidiaries
Schedule 4.05              Litigation
Schedule 4.07(b)           Environmental Matters
Schedule 4.09              Subsidiaries of the Borrower
Schedule 4.11              Certain Existing Agreements
Schedule 4.15              Bank Accounts
Schedule 5.10              Existing Liens

                                                     EXHIBITS

Exhibit 2.02(a)            Form of Notice of Borrowing
Exhibit 2.02(e)            Form of Interest Rate Election
Exhibit 2.03(a)            Form of Revolving Credit Note
Exhibit 2.03(b)            Form of Term Note
Exhibit 3.01(f)            Form of Opinion of Special Counsel for the Borrower
Exhibit 3.01(h)            Form of Opinion of Local Real Estate Counsel
Exhibit 5.01(c)(1)         Form of Covenant Compliance Certificate
Exhibit 5.21               Form of Depository Account Control Agreement
Exhibit 9.06(c)            Form of Assignment and Assumption Agreement

(iii)

AMENDED AND RESTATED CREDIT AGREEMENT

         This AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 14, 2005 is entered into among PERINI CORPORATION (with its successors, the “Borrower”), the Lenders listed on the signature pages hereof and BANK OF AMERICA, N.A., successor by merger to Fleet National Bank, as Administrative Agent (with its successors in such capacity, the “Agent”) and Arranger. This Agreement amends and restates in its entirety the Credit Agreement dated as of January 23, 2002 among the Borrower, Fleet National Bank, as Administrative Agent and Arranger, and the other Lenders from time to time party thereto, as amended by a First Amendment dated as of February 14, 2003, a Second Amendment dated as of November 5, 2003, a Third Amendment dated as of January 21, 2004, a Fourth Amendment dated as of August 25, 2004 and a Fifth Amendment dated as of March 31, 2005 (as amended, the “Existing Credit Agreement”).

         WHEREAS, pursuant to a certain Stock Purchase Agreement dated as of October 3, 2005 among the Borrower, Rudolph and Sletten, Inc., a California corporation (“R&S”) and the Shareholders named therein, Borrower has purchased all of the outstanding stock in R&S, which acquisition was consented to by the Lenders pursuant to that certain consent letter dated as of October 3, 2005;

         WHEREAS, pursuant to the Existing Credit Agreement, the Lenders have established for the Borrower a revolving line of credit in the maximum amount of $50,000,000;

         WHEREAS, the Borrower has requested that the Lenders provide a $30,000,000 term loan to the Borrower, the proceeds of which will be used to refinance in part the R&S Acquisition, including related acquisition cost, and the Lenders have agreed to make such term loan available upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1
Definitions

        Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

        "Act" means as set forth in Section 9.13.

         “Administrative Questionnaire” means, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Lender.

        "Adjusted Libor Rate." With respect to any Libor Loan for the applicable Interest Period with respect to a Libor Loan, a rate per annum determined by the Agent pursuant to the following formula:

         Adjusted Libor              Libor Base Rate
                            --------------------------------
                   Rate  =  1.00 - Libor Reserve Percentage

         Where,

         "Libor Base Rate" means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Libor Base Rate" for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Libor Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. "Libor Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The rate for each outstanding Libor Loan shall be adjusted automatically as of the effective date of any change in the Libor Reserve Percentage.

         "Affiliate" means, with respect to any Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls such Person (a "Controlling Person") or (ii) any other Person which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" of any Person means the possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" means Bank of America, N.A. in its capacity as agent for the Lenders under the Financing Documents, and its successors in such capacity.

         "Agreement" means this Agreement (including all exhibits, schedules, annexes and the like referred to herein) as originally executed, or if amended, restated, supplemented, or otherwise modified from time to time, as so amended, restated, supplemented or modified.

         "Ajax" means Ajax Trailer Company, Inc., a California corporation.

         "Applicable Lending Office" means, with respect to any Lender, (i) in the case of its Prime Rate Loans, its Domestic Lending Office and (ii) in the case of its Libor Loans, its Libor Lending Office.

         "Applicable Margin" means the following percentage per annum (i) with respect to any interest rate calculated with respect to the Adjustable Libor Rate or the Prime Rate, and (ii) with respect to any fees payable on any Letter of Credit, the margin set forth below:

         --------------------------------------------------------------------------------------------
             PRIME RATE LOANS              LIBOR LOANS                    LETTERS OF CREDIT
         --------------------------------------------------------------------------------------------
                   .00%                       2.00%                             1.50%
         --------------------------------------------------------------------------------------------

         “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee with the consent of the Agent, substantially in the form of Exhibit 9.06(c).

         “Available LC Amount” means at any time an amount equal to the lesser of (x) $15,000,000 and (y) the excess, if any, of (i) the aggregate amount of the Commitments over (ii) the aggregate outstanding principal amount of the Revolving Loans.

         "Bank of America" means Bank of America, N.A.

         “Bankruptcy Proceeding” means, with respect to any Person, a case or other proceeding seeking liquidation, reorganization or other relief with respect to such Person or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its property.

         "BCP" means Blum Capital Partners, L.P., a California limited partnership.

         “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         “Bonding Company” means Fidelity and Deposit Company of Maryland, American International Companies and Liberty Bond Services.

        "Borrower" means Perini Corporation, a Massachusetts corporation, and its successors.

         “Borrower Pledge Agreement” means the Borrower Pledge Agreement dated as of January 23, 2002 between the Borrower and the Agent, as the same has been and may hereafter be amended, modified, supplemented and restated from time to time as permitted herein and in accordance with the terms thereof.

         “Borrower’s 2004 Form 10-K” means the Borrower’s annual report on Form 10 K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

         “Borrower’s 2005 Form 10-Q” means the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

         “Borrowing” means borrowing under this Agreement consisting of Loans made to the Borrower on the same date and of the same type (subject to Article 8) and, in the case of Libor Loans, for the same Interest Period.

         "Bow Leasing" means Bow Equipment Leasing Company, Inc., a New Hampshire corporation.

         “Bow NH Property” means the real estate located in Merrimack County, New Hampshire owned by the Borrower and described in Schedule 4.03(b) hereto.

         “Business Day” means (i) for all purposes other than as covered by subclause (ii) hereof, any day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a business day described in subclause (i) hereof and that is also a day for trading by and between banks in deposits of freely transferable United States dollars in the London interbank eurodollar market.

         “Business Plan” means, at any time, the most recently delivered annual projected consolidated balance sheets and income statements, operating and capital expenditure budgets and cash flow forecasts for the Borrower and its Consolidated Subsidiaries delivered pursuant to Section 5.01(h).

         “Cash and Cash Equivalents” means (i) cash, (ii) securities issued, or directly and fully guaranteed or insured, by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances, with maturities not exceeding six months, and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii) above and entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Lender or the parent corporation of any Lender, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation, or P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing within six months after the date of acquisition, and (vi) a readily redeemable “money market mutual fund” advised by a bank described in clause (iii) hereof, or as investment advisor registered under Section 203 of the Investment Advisors Act of 1940, that has and maintains an investment policy limiting its investment primarily to instruments of the types described in clauses (i) through (v) hereof and having on the date of such investment total assets of at least One Hundred Million Dollars ($100,000,000.00).

         “Cash Management Letter” means a letter from the Borrower to the Agent dated September 30, 2005 describing the cash management system of the Borrower and its Subsidiaries, in form and detail reasonably satisfactory to the Lenders.

        "Casualty" has the meaning provided for such term in any Mortgage.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and any rules or regulations promulgated thereunder.

         "Cherry Hill" means Cherry Hill Construction, Inc., a Maryland corporation.

         “Cherry Hill Acquisition” means the acquisition by the Borrower of all of the issued and outstanding capital stock of Cherry Hill pursuant to that certain Stock Purchase Agreement dated as of January 20, 2005 among the Borrower, Cherry Hill and the Shareholders named therein.

        "Class" refers to a determination whether a Loan is a Revolving Loan or a Term Loan (or whether a Borrowing is or is to be comprised of Revolving Loans or Term Loans).

        "Clean Up Period" has the meaning set forth in Section 2.10(a).

        "Collateral" means all property, real and personal, tangible and intangible, with respect to which Liens are created or are purported to be created pursuant to the Collateral Documents.

         “Collateral Documents” means the Borrower Pledge Agreement, the Security Agreement, the Subsidiary Pledge Agreement, the Mortgages, the Collateral R&S Trademark Assignment and all other supplemental or additional security agreements, pledge agreements, mortgages, deeds of trust or similar instruments delivered pursuant hereto or thereto.

         “Collateral R&S Trademark Assignment” means the Collateral Trademark Assignment delivered by R&S to the Agent with respect to trademarks registered by R&S with the United States Patent and Trademark Office.

         “Commitment”  means, with respect to each Lender, the obligation of such Lender (a) to make Revolving Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any time outstanding not to exceed such Lender’s Revolving Credit Commitment, as such amount may be reduced from time to time pursuant to Section 2.09, and (b) to make and maintain the Term Loan pursuant to Section 2.01(b), in an aggregate principal amount equal to such Lender’s Term Loan Commitment.

         “Commitment Percentage” means, with respect to any Lender’s Revolving Credit Commitment or Term Loan Commitment, the applicable percentage set forth beside such Lender’s name on the signature pages hereof, or, if such Lender has entered into one or more Assignment and Assumption Agreements, as set forth with respect to such Lender in the register maintained by the Agent for such assignments.

        "Common Stock" means the common stock of the Borrower.

        "Condemnation" has the meaning provided for such term in any Mortgage.

         “Consolidated Capital Expenditures” means, for any period, the aggregate amount of expenditures by the Borrower and its Consolidated Subsidiaries for plant, property and equipment during such period (including (1) any such expenditure by way of acquisition of a Person or by way of assumption of indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment and (2) capitalized equipment leases), but excluding any such expenditures made for the replacement or restoration of assets to the extent financed by condemnation awards or proceeds of insurance received with respect to the loss or taking of or damage to the asset or assets being replaced or restored.

         “Consolidated Debt Service” means, at any date and for the period specified, the sum of the Borrower’s and its Consolidated Subsidiaries’ (i) cash interest expense, (ii) cash taxes, (iii) scheduled payments of principal and interest, and (iv) Restricted Payments, including any paid or accrued during the period of measurement on any of the Borrower’s preferred stock.

         “Consolidated EBITDA” means, for any period, the Borrower’s and its Consolidated Subsidiaries’ Consolidated Net Income, plus (x) the sum of the Borrower’s and its Consolidated Subsidiaries’ (i) tax expense, (ii) interest expense, (iii) depreciation expense, and (iv) amortization expense, minus (y) Consolidated Capital Expenditures, all for such period and as determined in accordance with GAAP.

         “Consolidated Interest Expense” means at any date and for the period specified, the aggregate consolidated interest expense on the Borrower’s consolidated Debt, letter of credit fees and amounts paid under Derivatives Agreements covering interest rate swaps.

         “Consolidated Subsidiary” of any Person means at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

         “Consolidated Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries, less (a) their consolidated Intangible Assets, (b) reserves not already deducted from assets, (c) value of minority interests in

Subsidiaries, (d) value of non-compete agreements, and (e) loans to shareholders, officers, employees and Affiliates (other than a Joint Venture) all determined as of such date, provided that Consolidated Tangible Net Worth determined at any date on and after December 31, 2002 shall not be adjusted for any non cash charge arising from the funding of any Plan or Multiemployer Plan. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all write ups (other than write ups resulting from foreign currency translations and write ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 2000 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary and (ii) all unamortized debt discount and expense, capitalized real estate taxes (to the extent not permitted to be capitalized in accordance with generally accepted accounting principles as in effect on the date hereof), goodwill, patents, trademarks, service marks, trade names, copyrights, franchises, organization or developmental expenses, unamortized equity costs, and other assets that would be classified as intangible assets under GAAP.

        "Consolidated Net Income" means, for any period, the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period.

        "Construction Business" means the general contracting, construction management, engineering and design build services business of the Borrower and its Consolidated Subsidiaries.

        "Covenant Compliance Certificate" means a certificate substantially in form of Exhibit 5.01(c)(1).

        "Credit Event" means the making of a Loan or the issuance of a Letter of Credit or the extension of an Evergreen Letter of Credit.

        "Cummings" means James A. Cummings, Inc., a Florida corporation.

         “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all non contingent obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations of such Person to reimburse issuers of letters of credit for drawings under such letters of credit, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Debt of others Guaranteed by such Person; provided that advances to the Borrower or a Subsidiary by a Joint Venture out of the Borrower’s or such Subsidiary’s share of the undistributed earnings of such Joint Venture shall not constitute Debt.

         “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "Default Rate" means the rate specified in Section 2.05(c).

        "Depository Account Control Agreement" means an agreement substantially in the form of Exhibit 5.21 hereto.

        "Derivatives Agreement" means any agreement evidencing a Derivatives Obligation.

         “Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

         .“Disposition” means any sale, conveyance, lease, granting of any Lien, exchange, assignment, Casualty, Condemnation or other transfer and to “Dispose” means to sell, convey, lease, exchange, assign, suffer a Casualty or Condemnation or to otherwise transfer, in each case (i) whether voluntary or involuntary, (ii) whether direct or indirect and (iii) including any agreement providing for a Disposition or granting any right or option providing for a Disposition.

        "District Court" has the meaning set forth in Section 5.12(c).

        "Dollar" and "$" mean lawful money of the United States.

         “Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

        "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

         “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

         “Environmental Laws” means any and all federal state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean up or other remediation thereof.

         “Environmental Liabilities” means any and all liabilities of or relating to the Borrower or any of its Subsidiaries (including any liabilities derived from an entity which is, in whole or in part, a predecessor of the Borrower or any of its Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         “ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

        "Event of Default" has the meaning set forth in Section 6.01.

        "Evergreen Letter of Credit" has the meaning set forth in Section 2.18(b).

        "Exempt Group" means (i) any employee benefit plan of the Borrower or any Subsidiary, (ii) any entity or Person holding shares of common stock of Borrower organized, appointed or established by the Borrower or any Subsidiary for or pursuant to the terms of any such plan, (iii) the Investor Group, (iv) O&G Industries, Inc. or (v) National Union Fire Insurance Company.

        "Existing Agent" and "Existing Credit Agreement" each have the meaning set forth in the Recitals hereto.

         “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         “Fee Letter” means that certain letter of even date herewith from the Agent to the Borrower setting forth certain fees payable by the Borrower to the Agent for the Agent’s sole account pursuant to Section 2.08 and any subsequent supplemental or other letter pertaining to such fees.

         “Financing Documents” means this Agreement, the Notes, the Subsidiary Guarantee Agreement, the Collateral Documents, the Letter of Credit Documents, the Derivatives Agreements, and all other supplemental or additional agreements and instruments delivered pursuant hereto or thereto.

         “Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Debt Service.

         “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "GAAP" means generally accepted accounting principles as in effect from time to time.

         “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

         “Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans which are Prime Rate Loans at such time or (ii) all Loans which are Libor Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Prime Rate Loan pursuant to Section 8.02 or 8.04, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

         “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit or bid and performance bonds and guarantees in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

         “Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

        "Indemnitee" has the meaning set forth in Section 9.03(b).

         “Interest Period” means with respect to each Libor Borrowing, the period commencing on the date of such Borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two or three months thereafter, as the Borrower may elect in such Notice of Borrowing or Notice of Interest Rate Election, as the case may be; provided that:

                 (a) any Interest Period that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                 (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

                 (c) any Interest Period relating to a Revolving Loan that would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and

                 (d) any Interest Period relating to a Term Loan that would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

        "ICMS" means International Construction Management Services, Inc., a Delaware corporation.

         “Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise.

        "Investor" means PB Capital Partners, L.P., a Delaware limited partnership.

        "Investor Group" means the Investor, The Common Fund, Separate Account P, BCP, Richard C. Blum, Tutor, Tutor Saliba Corp., and their respective Affiliates.

         “Joint Venture” means any Person in which the Borrower or another Subsidiary owns, directly or indirectly, less than a hundred percent (100%) of the equity interests therein.

         “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        "LC Bank" means Bank of America and its successors.

         “LC Exposure” means, at any time and for any Lender, an amount equal to such Lender’s Commitment Percentage with respect to the Revolving Credit Commitment at such time multiplied by the aggregate amount of Letter of Credit Liabilities in respect of all Letters of Credit at such time.

“Lender” means each lender listed on the signature pages hereof, each Eligible Assignee which becomes a Lender pursuant to Section 9.06(c), and their respective successors.

        "Letter of Credit" has the meaning set forth in Section 2.18(a).

         “Letter of Credit Documents” means the Letters of Credit and such form of application therefor and form or reimbursement agreement therefor (whether in a single document or several documents) as the LC Bank may employ in the ordinary course of business for its own account.

         “Letter of Credit Liabilities” means, at any time and in respect of any Letter of Credit, the sum, without duplication, of (i) the amount available for drawing under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous drawings made under such Letter of Credit.

         “Libor Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Libor Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Libor Lending Office by notice to the Borrower and the Agent.

         “Libor Loan” means a Loan which bears interest based on the Adjusted Libor Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         “Loan” means a “Loan” made by a Lender pursuant to Section 2.01 hereof; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

         “Loan Account” means the general ledger account on the books of the Agent in which the Agent shall record all Loans made to the Borrower hereunder, plus interest, charges, expenses and other items chargeable to the Borrower hereunder or under any other Financing Document, payments made on the Loans by the Borrower, and other appropriate debits and credits as provided herein.

         “Management Agreement” means the Management Agreement dated as of January 17, 1997 among the Borrower, Tutor Saliba Corporation and Tutor, as amended by Amendment No. 1 (effective as of December 10, 1998) Amendment Number 2 To Management Agreement dated as of December 31, 1999, Amendment Number 3 To Management Agreement dated as of December 31, 2000, Amendment Number 4 To Management Agreement dated as of December 31, 2001, Amendment Number 5 to Management Agreement dated as of December 31, 2002, by Amendment Number 6 to Management Agreement dated as of January 1, 2004, by Amendment Number 7 to Management Agreement dated as of September 15, 2004, and by Amendment Number 8 to Management Agreement dated as of December 15, 2004, and as further amended from time to time hereafter in accordance with the terms hereof.

         “Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

         “Mortgaged Properties” means the properties encumbered by the Mortgages and described as Items 1, 2, 3 and 4 in Part I of Schedule 4.03(b) hereto.

         “Mortgages” means the mortgages or deeds of trust described in Part III of Schedule 4.03(b) for the Bow NH Property, the Raynham Woods Property, the Route 44 Property, and the Sabino Springs Property, as the same may be amended, modified, supplemented and restated from time to time as permitted herein and in accordance with the terms hereof and thereof, and “Mortgage” means any of the foregoing.

        "Mt. Wayte Realty" means Mt. Wayte Realty, LLC, a Delaware limited liability company.

         “Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         “Net Operating Profit” means, for any period, Consolidated Net Income, plus, to the extent deducted in the calculation of Consolidated Net Income, the sum of (a) consolidated income taxes, (b) consolidated extraordinary gains or losses from discontinued operations, (c) consolidated interest expense, and (d) other income or expense.

         “Net Proceeds” means with respect to any Disposition by the Borrower or any Subsidiary of any asset, property or business, an amount equal to the proceeds received by the Borrower or any Subsidiary in respect thereof (including Insurance Proceeds (as defined in any Mortgage) received in respect of any Casualty, but only to the extent exceeding the aggregate amount to restore or replace the applicable Mortgaged Property (or portion thereof subject to such Casualty), and including all Awards (as defined in any Mortgage) received in respect of any Condemnation), less (without duplication) reasonable out of pocket fees, commissions and other transaction expenses paid or payable by the Borrower or such Subsidiary to unaffiliated third parties in connection with such Disposition, all senior mortgage debt owed to unaffiliated third parties and required to be repaid at the time of such Disposition and any property taxes paid or payable (as estimated by a financial officer of the Borrower in good faith) in respect thereof; provided that with respect to any Disposition by a Joint Venture, the term “Net Proceeds” shall be the product of the amount determined as set forth above in this definition, multiplied by the greater of (i) the aggregate percentage ownership interest that the Borrower, directly or indirectly, holds in such Joint Venture and (ii) the aggregate percentage of such Net Proceeds that the Borrower and its 100% owned (directly or indirectly) Subsidiaries would be entitled to receive if such joint venture were to immediately distribute all of such Net Proceeds to the partners, joint venturers or other holders of interests in such Joint Venture, determined in accordance with the applicable partnership agreement, joint venture agreement or other governing document.

         “Notes” means the Revolving Credit Notes and the Term Notes, and “Note” means any one of such promissory notes issued hereunder.

        "Notice of Borrowing" has the meaning set forth in Section 2.02(a).

        "Notice of Interest Rate Election" has the meaning set forth in Section 2.02(e).

         “Obligor” means each of the Borrower and the Subsidiary Guarantors, and “Obligors” means all of the foregoing.

        "Paramount Development" means Paramount Development Associates, Inc., a Massachusetts corporation.

        "Parent" means, with respect to any Lender, any Person controlling such Lender.

        "Participant" has the meaning set forth in Section 9.06(b).

        "Payout Amount" has the meaning set forth in Section 3.01(c).

         “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         “Peekskill Facility” means the office building/maintenance facility located at 1022 Lower South Street, Peekskill, New York.

        "Percon Constructors" means Percon Constructors, Inc., a Delaware corporation.

        "Perini Building" means Perini Building Company, Inc., an Arizona corporation.

        "Perini Environmental" means Perini Environmental Services, Inc., a Delaware Corporation.

        "Perini L&D" means Perini Land and Development Company, Inc., a Massachusetts corporation.

        "Perini Management" means Perini Management Services, Inc., a Massachusetts corporation.

         “Permitted Accounts” means, collectively, (i) until one hundred and twenty (120) days after the date of this Agreement, all accounts maintained by R&S with Wells Fargo Bank, Wells Capital Management, Wachovia Securities and Smith Barney CitiGroup (the “R&S Accounts”) listed on Schedule 4.15, (ii) other than the R&S Accounts, the deposit, checking, operating, investment and other bank accounts listed on Schedule 4.15, (iii) payroll and petty cash accounts opened in the ordinary course of business with imprest balances not to exceed $7,500 for each such account, (iv) all other deposit, checking, operating, investment and other bank accounts established after the Effective Date with any Lender, or, with the prior written consent of the Required Lenders, any other depositary institution or securities intermediary provided that, at the request of the Required Lenders, the Borrower will deliver to the Agent an Account Control Agreement, in form and substance satisfactory to the Agent, duly executed by the owner of such account (either the Borrower or the Borrower’s Subsidiary, as the case may be) and such depositary institution or securities intermediary, as the case may be, and (v) the Cash Collateral Account established pursuant to the Security Agreement.

        "Permitted Liens" means the Liens permitted to exist under Section 5.10.

         “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         “Prime Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         “Prime Rate Loan” means a Loan which bears interest based on the Prime Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Section 2.02(g) or the provisions of Article 8.

        "R&S" means Rudolph and Sletten, Inc., a California corporation.

         “R&S Acquisition” means the acquisition by the Borrower of all of the outstanding stock in R&S pursuant to a certain Stock Purchase Agreement dated as of October 3, 2005 among the Borrower, R&S and the Shareholders named therein.

         “Raynham Woods Property” means the real property owned by Paramount Development Associates located in Bristol County, Massachusetts and described in Schedule 4.03(b) hereto as the “Raynham Woods Commerce Center.”

         “Real Estate Investment” means (i) the acquisition, construction or improvement of any real property, other than real property used by the Borrower or a Consolidated Subsidiary in the conduct of its Construction Business or (ii) any Investment in any Person (including Perini L&D or another Consolidated Subsidiary, but without duplication of any Real Estate Investment made by such Person with the proceeds of such Investment) engaged in real estate investment or development or whose principal assets consist of real property.

         “Real Estate Plan” means the plan previously delivered by the Borrower pursuant to the Existing Credit Agreement with respect to certain costs to be incurred in connection with real property owned by the Borrower or any Consolidated Subsidiary as of the date thereof.

         “Real Property” means any premises owned or leased, or otherwise under the control of, the Borrower or any of its Subsidiaries.

        "R. E. Dailey" means R. E. Dailey, a Michigan corporation.

         “Regulated Activity” means any generation, treatment, storage, recycling, transportation or Release of any Hazardous Substance.

         “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         “Reimbursement Obligations” means at any date the obligations of the Borrower then outstanding under Section 2.18 to reimburse any Lender for the amount paid by such Lender in respect of a drawing under a Letter of Credit.

         “Release” means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. 9601(22). The term “Released” has a corresponding meaning.

         “Required Lenders” means at any time two or more Lenders having at least 75% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 75% of the aggregate unpaid principal amount of the Loans.

         “Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s capital stock or (b) any option, warrant or other right to acquire shares of the Borrower’s capital stock.

         “Revolving Credit Commitment” means, (a) in the aggregate, $50,000,000; and (b) for each Lender, the Commitment Percentage applicable to such Lender multiplied by $50,000,000.

         “Revolving Credit Note” or “Revolving Credit Notes” means a promissory note or notes evidencing the Revolving Loans, substantially in the form of Exhibit 2.03(a) hereto, together with any extension, renewal, or amendment thereof, or replacements or substitutions therefore.

         “Revolving Credit Termination Date” means the earlier of (i) June 30, 2008, or (ii) the date of termination in whole of the Commitments pursuant to Section 6.01.

        "Revolving Loan" means a Loan made pursuant to Section 2.01(a) of this Agreement.

         “Route 44 Property” means the real property owned by Paramount Development Associates located in Bristol County, Massachusetts and described in Schedule 4.03(b) hereto as “Route 44 North Raynham.”

         “Sabino Springs Property” means the real property owned by Perini L&D located in Pima County, Arizona and described in Schedule 4.03(b) hereto.

        "Separate Account P" means The Union Labor Life Insurance Company Separate Account P.

         “Security Agreement” means the Security Agreement dated as of January 23, 2002 among the Borrower, the Subsidiary Guarantors and the Agent, as the same may thereafter be amended, modified, supplemented and restated from time to time as permitted herein and in accordance with the terms thereof.

         "Stipulation" has the meaning set forth in Section 5.12(c).

         “Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         “Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement dated as of January 23, 2002 between the Borrower, the Subsidiary Guarantors party thereto and the Agent, as the same may be amended, modified, supplemented and restated from time to time as permitted herein and in accordance with the terms thereof.

        "Subsidiary Guarantor" means each of Bow Leasing, ICMS, Perini Building, Perini Management, Perini L&D, R. E. Dailey, Paramount, Perini Environmental, Cherry Hill, Cummings, R&S, Percon Constructors, Inc., a Delaware corporation, Perland Construction, Inc., a West Virginia corporation and each other Subsidiary of the Borrower which becomes a party to the Subsidiary Guarantee Agreement, and their respective successors.

         “Subsidiary Pledge Agreements” means the Subsidiary Pledge Agreement dated as of January 23, 2002 and any other pledge agreement between any other Subsidiary Guarantor and the Agent delivered pursuant to Section 5.14 of this Agreement, as the same may be amended, modified, supplemented and restated from time to time as permitted herein and in accordance with the terms thereof.

        "Term Loan" means the term loan made by the Lenders in accordance with Section 2.01(b) of this Agreement.

         “Term Loan Commitment” means, (a) in the aggregate, $30,000,000; and (b) for each Lender, the Commitment Percentage applicable to such Lender multiplied by $30,000,000.

         “Term Loan Maturity Date” means October 14, 2010, or such earlier date on which the Term Loan shall become due hereunder, whether by acceleration or otherwise.

         “Term Note” or “Term Notes” means a promissory note or notes evidencing the Term Loans, substantially in the form of Exhibit 2.03(b) hereto, together with any extension, renewal, or amendment thereof, or replacements or substitutions therefore.

        "The Common Fund" means The Common Fund for Non Profit Organizations for the account of its Equity Fund.

        "Total Debt" means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined as of such date on a consolidated basis.

        "Tutor" means Ronald N. Tutor, an individual.

         “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         “Usage” means, at any date, the sum of the aggregate outstanding principal amount of the Revolving Loans at such date plus the aggregate amount of Letter of Credit Liabilities at such date with respect to all Letters of Credit.

         “Wholly Owned Consolidated Subsidiary” means any Consolidated Subsidiary of the Borrower all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

        Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.

        Section 1.03. Types of Borrowing. The term "Borrowing" denotes (i) the aggregation of Loans of one or more Lenders made or to be made to the Borrower on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Prime Rate Loans, have the same initial Interest Period and (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes of this Agreement (i) by reference to the Class of Loans comprising such Borrowing (e.g., a "Revolving Borrowing" is a Borrowing comprised of Revolving Loans) or (ii) by reference to the pricing of the Loans comprising such Borrowing (e.g., a "Libor Borrowing" is a Borrowing comprised of Libor Loans).

ARTICLE 2
THE CREDITS

        Section 2.01. Description of Credit Facility.

        (a) Revolving Loans. From time to time prior to the Revolving Credit Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, and so long as no Default or Event of Default has occurred which is continuing, to make Revolving Loans to the Borrower from time to time in amounts such that the sum of (i) the aggregate principal amount of all Revolving Loans outstanding for such Lender plus (ii) the LC Exposure for such Lender does not exceed, in the aggregate at any time, the amount of such Lender's

Revolving Credit Commitment. Each Borrowing under this Section 2.01(a) shall be in an aggregate minimum principal amount of (x) $500,000, or any larger integral multiple of $100,000, or, (y) if the aggregate amount of Revolving Loans outstanding as of the date of such Borrowing (but without giving effect to such Borrowing) shall be at least $500,000, $100,000, (except that any such Borrowing may be in the aggregate amount of the unused Revolving Credit Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolving Credit Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.09 or Section 2.11, prepay Revolving Loans and reborrow at any time prior to the Revolving Credit Termination Date under this Section. Each Revolving Loan shall be a Prime Rate Loan or, subject to Article 8, a Libor Loan if specified as such in the applicable Notice of Borrowing.

         (b) Term Loan. On the Effective Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, and so long as no Default or Event of Default has occurred, to make a single Term Loan advance to the Borrower in an amount equal to such Lender's Term Loan Commitment. The Term Loan shall be payable in nineteen (19) equal consecutive quarterly installments of principal each in the amount of $1,500,000 payable on last business day of each quarter commencing with the quarter ending December 31, 2005, plus a twentieth (20th) and final installment of principal payable on the Term Loan Maturity Date equal to the principal balance then outstanding under the Term Loan.

         (c) No Reborrowing. Term Loans are not revolving in nature and amounts of such Loans repaid or prepaid may not be reborrowed.

        Section 2.02. Method of Borrowing; Method of Electing Interest Rates.

        (a) The Borrower shall give the Agent a notice, substantially in the form of Exhibit 2.02(a) (a "Notice of Borrowing") not later than 11:30 A.M. (Eastern Standard time) on the date of each Prime Rate Borrowing and at least two (2) Business Days before each Libor Borrowing, specifying:

                 (i) the date of such Borrowing, which shall be a Business Day in the case of a Prime Rate Borrowing or a Business Day in the case of a Libor Borrowing;

                  (ii) the aggregate amount of such Borrowing;

                 (iii) whether the Loans comprising such Borrowing shall be Prime Rate Loans or Libor Loans; and

                 (iv) in the case of a Libor Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

        (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

        (c) Not later than 2 P.M. (Eastern Standard time) on the date of each Borrowing, each Lender shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in Boston, Massachusetts, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

        (d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing (or, in the case of a Prime Rate Borrowing, prior to 2 P.M. (Eastern Standard time) on the date of such Borrowing) that such Lender will not make available to the Agent such Lender's share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the date of such Borrowing in accordance with Section 2.02(c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement.

        (e) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

                  (i) if such Loans are Prime Rate Loans, the Borrower may elect to convert such Loans to Libor Loans as of any Business Day; and

                  (ii) if such Loans are Libor Loans, the Borrower may elect to convert such Loans to Prime Rate Loans or elect to continue such Loans as Libor Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit 2.02(e) (a “Notice of Interest Rate Election”) to the Agent at least two (2) Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each a minimum of $500,000 or integral multiples of $100,000.

         (f) Each Notice of Interest Rate Election shall specify:

                  (i) the Group of Loans (or portion thereof) to which such notice applies;

                (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.02(e) above;

                 (iii) if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Libor Loans, the duration of the initial Interest Period applicable thereto; and

                 (iv) if such Loans are to be continued as Libor Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

        (g) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to Section 2.02(e) above, the Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Libor Loans, such Loans shall be converted into Prime Rate Loans on the last day of the then current Interest Period applicable thereto.

        (h) In addition to the foregoing and prior to the satisfaction in full of all obligations of the Borrower hereunder or under the Notes, and subject to the terms and conditions of this Agreement, unless payment is otherwise made by the Borrower prior to 2:00 p.m. (Eastern Standard Time) on the date when due, (i) the becoming due of any amount required to be paid under this Agreement as interest may, at the option of the Agent, be deemed to be a request for a Prime Rate Loan on the due date in the amount required to pay such interest, and (ii) the becoming due of any other obligation hereunder or under any other Financing Document, including, without limitation, any of the fees due hereunder and any Reimbursement Obligation, may, at the option of the Agent, be deemed to be a request for a Prime Rate Loan to be made on the second Business Day following the due date for each such amount in the amount so due, and all such requests shall be irrevocable. Notwithstanding anything to the contrary in this Section 2.02(h), no Lender shall have any obligations to fund its share of any such Loan in excess of its Revolving Credit Commitment.

        Section 2.03. Notes.

         (a) Revolving Credit Notes. On or prior to the Effective Date, pursuant to Section 3.01(b), the Borrower shall deliver to the Agent, for the account of each Lender, duly executed Revolving Credit Notes.

        (b) Term Notes. On or prior to the Effective Date, pursuant to Section 3.01(b), the Borrower shall deliver to the Agent, for the account of each Lender, duly executed Term Notes.

         (c) Upon receipt of each Lender’s Note pursuant to Section 2.03(a) or Section 2.03(b), the Agent shall deliver such Note to such Lender. Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

         (d)  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of the Note or any other Financing Document which is not of public record, and, an indemnity against loss to the Borrower and any Subsidiary party thereto resulting from any such loss, theft, destruction or mutilation, the Borrower will issue a replacement note or other Financing Document in the same principal amount thereof and otherwise of like tenor and will cause each Subsidiary party to any such security agreement to issue a new Financing Document in lieu thereof.

        Section 2.04. Maturity of Revolving Loans. Unless payable earlier pursuant to Section 2.09 or Section 6.01, each Revolving Loan shall mature, and the principal amount thereof shall be due and payable, on the Revolving Credit Termination Date.

        Section 2.05. Interest Rates.

         (a) Prime Rate Loans. Each Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Prime Rate Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin plus the Prime Rate for such day. Such interest shall be payable on the last Business Day of each month.

        (b) Libor Loans. Each Libor Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted Libor Rate. Interest accruing on a Libor Loan shall be payable for each Interest Period on the last day thereof.

        (c) Default Rate. Notwithstanding the rates of interest provided herein, effective upon the date of the occurrence of an Event of Default and so long as such Event of Default is continuing, the principal balance of each Loan then outstanding, and, to the extent permitted by law, overdue interest thereon, and all fees and other amounts not paid when due hereunder or under any other Financing Document, or within any grace period provided therefor, shall, at the option of the Agent, bear interest, payable monthly in arrears, for each day until paid at a rate per annum equal to the Prime Rate plus two percent (2%), or if such overdue amount consists of principal or interest due with respect to a Libor Loan, the greater of (i) the Prime Rate plus two percent (2%), or (ii) two percent (2%) above the rate otherwise applicable to such Libor Loan (each such interest rate, the "Default Rate"). Nothing in this Section, or the Agent's exercise of any of its rights hereunder, shall affect or otherwise impair the Agent's right to exercise any of its rights or remedies if any Event of Default has occurred.

        (d) Agent's Determination of Interest Rate. The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

        Section 2.06. Commitment Fees. Prior to the Revolving Credit Termination Date, the Borrower shall pay to the Agent, for the account of each Lender, a commitment fee at the rate of 0.375% per annum on the actual daily amount of such Lender's Commitment minus such Lender's share of the Revolving Loans and such Lender's share of the LC Exposure. Such commitment fees shall accrue from and including the Effective Date to but excluding the Revolving Credit Termination Date. Such commitment fees shall be payable on the last day of each fiscal quarter of the Borrower prior to the Revolving Credit Termination Date and on the Revolving Credit Termination Date.

        Section 2.07. Facility Fee. The Borrower shall pay to the Agent on the Effective Date a facility fee for the account of the Lenders in the aggregate amount of $150,000 (to be shared in proportion to their Commitments).

        Section 2.08. Structuring Fee and Agency Fee. The Borrower shall pay to the Agent as compensation for its services hereunder and under the Collateral Documents agency fees payable in the amounts and at the times heretofore agreed between the Borrower and the Agent and set forth in the Fee Letter.

        Section 2.09. Termination or Reduction of Commitments. (a) The Borrower may, upon three Business Days' notice to the Agent, terminate at any time, or proportionately permanently reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple thereof, the unused portions of the Commitments. If the Commitments are terminated in their entirety, all accrued commitment fees shall be payable on the effective date of such termination.

         (b) The Revolving Loan Commitments shall terminate at 5 p.m. (Eastern Standard Time) on the Revolving Credit Termination Date, and all Revolving Loans then outstanding and all Letter of Credit Liabilities (in each case, together with accrued interest thereon) shall be due and payable on such date.

         (c) On each day on which the Revolving Loan Commitments are reduced pursuant to Section 2.09(a), the Borrower shall repay such principal amount (together with accrued interest thereon) of each Lender’s outstanding Revolving Loans as may be necessary so that after such repayment, the aggregate unpaid principal amount of each Lender’s Revolving Loans plus such Lender’s LC Exposure does not exceed the amount of such Lender’s Revolving Loan Commitment after giving effect to such reduction. In the event that the aggregate amount of the Revolving Loan Commitments is reduced to an amount less than the aggregate amount of Letter of Credit Liabilities at such time in respect of all Letters of Credit, the Borrower hereby agrees that it shall forthwith, without any demand or taking of any other action by the Required Lenders or the Agent, pay to the Agent an amount in immediately available funds equal to the difference to be held as security for the Letter of Credit Liabilities for the benefit of all Lenders pursuant to arrangements satisfactory to the Agent and the Lenders.

        Section 2.10. Mandatory Repayments .

        (a) Semi-Annual Reduction in Revolving Loans. During each six (6) month calendar period ending on June 30 and December 31 occurring prior to the Revolving Credit Termination Date (each such period, a "Clean Up Period"), the Borrower shall prepay all of the outstanding Revolving Loans for any ten (10) consecutive Business Days. Any Revolving Loan repaid may be reborrowed after any Clean Up Period in accordance with Section 2.01(a).

         (b) Immediately upon receipt by the Borrower or any Subsidiary at any time of any proceeds from any Disposition of any Real Estate Investment or any other real property of the Borrower or any Subsidiary (including, without limitation, any Mortgaged Property and any proceeds received by the Borrower or any Subsidiary as consideration for the granting of any right or option providing for a Disposition but excluding operating receipts from Real Estate Investments), the Borrower shall repay to the Agent for application to the Loans then outstanding an amount equal to 100% of the Net Proceeds realized by the Borrower or any Subsidiary in respect thereof, together with accrued and unpaid interest on the principal amount being repaid.

        (c) Any prepayment of the Loans made pursuant to this Section 2.10 or otherwise on any date on which a Term Loan is outstanding shall be applied to the installments due on such Term Loan in the inverse order of their maturities.

        Section 2.11. Optional Prepayments.

        (a) The Borrower may, upon notice to the Agent not later than 11:30 A.M. (Eastern Standard time) on any Business Day, prepay or repay on such Business Day the Prime Rate Loans in whole at any time, or from time to time in part in minimum amounts aggregating $100,000 or any larger multiple thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders.

        (b) Subject to Section 2.13, the Borrower may, upon notice to the Agent not later than 11:30 A.M. (Eastern Standard time) on any Business Day, prepay or repay on such Business Day the Loans comprising a Group of Libor Loans in whole at any time, or from time to time in part in amounts aggregating $100,000 or any larger multiple thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

         (c) Upon receipt of a notice of prepayment or repayment pursuant to this Section, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

        Section 2.12. General Provisions as to Payments.

        (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:30 P.M. (Eastern Standard time) on the date when due, in Federal or other funds immediately available in Boston,, Massachusetts, to the Agent at its address referred to in Section 9.01. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Prime Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Libor Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

         (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

        Section 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Libor Loan or any Libor Loan is converted to a Prime Rate Loan (pursuant to Article 2, Section 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(c), or if the Borrower fails to borrow or prepay any Libor Loans after notice has been given to any Lender in accordance with Section 2.02(b) or 2.11(c), the Borrower shall reimburse each Lender on demand for any resulting loss or expense incurred by it (or by any existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

        Section 2.14. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and commitment fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

        Section 2.15. Maximum Interest Rate.

        (a) Nothing contained in this Agreement or the Notes shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section 2.15 nor Section 9.08 is intended to limit the rate of interest payable for the account of any Lender to the maximum rate permitted by the laws of The Commonwealth of Massachusetts if a higher rate is permitted with respect to such Lender by supervening provisions of U.S. federal law.

        (b) If the amount of interest payable for the account of any Lender on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to Section 2.05, would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.

        (c) If the amount of interest payable for the account of any Lender in respect of any interest computation period is reduced pursuant to Section 2.15(b) and the amount of interest payable for its account in respect of any subsequent interest computation period, computed pursuant to Section 2.05, would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this Section 2.15(c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to Section 2.15(b).

        Section 2.16. Charge to Checking Account: Advances to Make Payments Due on Notes: Payment in Immediately Available Funds Upon reasonable prior telephonic or written notice to the Borrower, the Agent may charge (but will not be under any obligation to do so) any amount then due under the Notes, this Agreement or any other Financing Document to any checking or other deposit account maintained by the Borrower with the Agent. The Agent may also, or alternatively, in accordance with Section 2.02(h) hereof, at its sole discretion and without being obligated to do so, but without further authorization by the Borrower, make a Revolving Loan under the Revolving Credit Commitment and charge the Loan Account in such amount as may be necessary to pay the amount then due under the Notes, this Agreement or any other Financing Document on the date specified by Section 2.02(h) hereof. All payments required of the Borrower hereunder or under the Notes or any other Financing Document shall be made on the date when due (or on the next Business Day if such due date is not a Business Day) in U.S. dollar funds immediately available to the Agent at the prescribed place of payment.

        Section 2.17.  The Loan Account.  The Agent shall maintain on its books the Loan Account to evidence the Loans and shall also record in the Loan Account all payments made on account of indebtedness evidenced by the Loan Account and all proceeds of Collateral which are finally paid to the Agent at its office in cash or solvent credits, and may record therein, in accordance with customary accounting practice, other debits and credits, including all charges and expenses properly chargeable to the Borrower and any other Obligation, which shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. The debit balance of the Loan Account shall reflect the amount of the Obligations from time to time by reason of Loans and other appropriate charges hereunder.

        Section 2.18. Letters of Credit.

        (a)  Subject to the terms and conditions hereof, and in reliance on the agreements of the Agent and the Lenders set forth in this Section 2.18, the LC Bank agrees to issue letters of credit hereunder from time to time before the Revolving Credit Termination Date upon the request of the Borrower (such letters of credit issued, collectively, the “Letters of Credit”); provided that, immediately after each such Letter of Credit is issued, the aggregate amount of the Letter of Credit Liabilities for all Letters of Credit shall not exceed the Available LC Amount. Upon the date of issuance by the LC Bank of a Letter of Credit in accordance with this Section 2.18, the LC Bank shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall deemed, without further action by any party hereto, to have purchased from the LC Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in proportion to its Commitment Percentage.

        (b) The Borrower shall give the LC Bank and the Agent at least three (3) Business Days’ prior notice (effective upon receipt) specifying the date each Letter of Credit is to be issued, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Letter of Credit. The issuance by the LC Bank of any Letter of Credit shall, in addition to the conditions precedent set forth in Article 3 (the satisfaction of which the LC Bank shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the LC Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the LC Bank shall have reasonably requested. Without limiting the foregoing, the LC Bank shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Bank from issuing such Letter of Credit, or any Law applicable to the LC Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Bank shall prohibit, or request that the LC Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the LC Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the LC Bank in good faith deems material to it; (ii) the issuance of such Letter of Credit would violate one or more policies of the LC Bank; (iii) except as otherwise agreed by the Agent and the LC Bank, such Letter of Credit is in an initial stated amount less than $100,000, or (iv) such Letter of Credit is to be denominated in a currency other than Dollars. Each Letter of

Credit shall have an expiration date not later than one year after its date of issue; provided that no Letter of Credit shall have a term extending beyond the Revolving Credit Termination Date; and provided further that any such Letter of Credit may include an evergreen option, pursuant to which the expiry date of such Letter of Credit will be automatically extended unless notice of non-renewal is given by the LC Bank, provided however, that the LC Bank shall not permit any such extension if (a) the LC Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (b) it has received notice on or before the day that is five Business Days before the notice of non renewal from the Agent or any Lender stating that one or more of the applicable conditions set forth in Section 3.02 has not been satisfied and directing the LC Issuer not to permit such extension, or (c) it has received notice on or before the day that is five Business Days before the notice of non renewal from the Borrower directing the LC Bank not to permit such extension (any such Letter of Credit, an “Evergreen Letter of Credit”).

        (c) The Borrower shall pay to the Agent a letter of credit fee at a rate per annum equal to the Applicable Margin multiplied by the aggregate amount available for drawings under each Letter of Credit issued from time to time, any such fee to be payable for the account of the Lenders ratably in proportion to their respective Commitment Percentages. Such fee shall be payable in arrears on the last day of each fiscal quarter of the Borrower for so long as such Letter of Credit is outstanding and on the date of termination thereof. The Borrower shall pay to the LC Bank such standard fees and costs as the LC Bank may from time to time establish for issuance, transfer, amendment and negotiation of each Letter of Credit and other customary charges of the LC Bank with respect thereto, plus such additional fees and expenses in the amounts and at the times as agreed between the Borrower and the LC Bank.

                (d) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the LC Bank shall notify the Agent and the Agent shall promptly notify the Borrower and each Lender as to the amount to be paid as a result of such demand or drawing and the respective payment date. The responsibility of the LC Bank to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment or other drawing) delivered under each Letter of Credit issued by it in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The LC Bank shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Bank, each Lender severally agrees that it shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, pro rata to the extent of such Lender’s Commitment Percentage, to reimburse the LC Bank on demand for the amount of each payment made by the LC Bank under each Letter of Credit issued by the LC Bank to the extent such amount is not reimbursed by the Borrower pursuant to clause 2.18(e) below together with interest on such amount for each day from the date of the LC Bank’s demand for such payment (or, if such demand is made after 11:00 A.M. (Eastern Standard time) on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for such day.

        (e) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the LC Bank for any amounts paid by the LC Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided that the Borrower shall hereby not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) the LC Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. All such amounts paid by the LC Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Prime Rate Loans for such day. The Agent will pay to each Lender, ratably in accordance with its Revolving Credit Commitment Percentage, all amounts received from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Agent in respect of such Letter of Credit pursuant to Section 2.18(d).

        (f) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations therein, and the result shall be to increase the cost to any Lender of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of such Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender (which demand shall not be unreasonably delayed, provided that a demand within six months of the accrual of such increased cost or reduction in amount receivable will not be deemed to be unreasonably delayed), the Borrower agrees to pay to such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender for such increased costs or reductions in amount incurred by such Lender. A certificate of such Lender submitted by such Lender to the Borrower shall be presumptively binding on the Borrower as to the amount thereof in the absence of manifest error.

        (g) The Borrower's obligations under this Section 2.18 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Bank, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the LC Bank and the Lenders that the LC Bank and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Subsidiaries, the beneficiary of any

Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or any of its Subsidiaries against the beneficiary of any Letter of Credit or any such transferee. The LC Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued, extended or renewed by it. The Borrower agrees that any action taken or omitted by the LC Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence, shall be binding upon the Borrower and shall not put the LC Bank or any Lender under any liability to the Borrower.

        (h) To the extent not inconsistent with clause 2.18(g) above, the LC Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Bank. The LC Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.18, the LC Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of participations in any Letters of Credit.

        (i) The Borrower hereby indemnifies and holds harmless each Lender and the Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender or the Agent may incur (or which may be claimed against such Lender or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Bank may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to the LC Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Lender); provided that the Borrower shall not be required to indemnify any Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) the LC Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 2.18(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

        (j) Each Lender shall, ratably in accordance with its Commitment Percentage, indemnify the LC Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.18 or any action taken or omitted by such indemnitees hereunder.

        (k) In its capacity as a Lender, the LC Bank shall have the same rights and obligations as any other Lender.

        (l) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

        Section 2.19. Taxes.

        (a) For purposes of this Section, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect hereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it by a jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

        (b) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

        (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.19) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender or the Agent (as the case may be) makes demand therefor.

        (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.19(a) of this Section.

        (e) For any period with respect to which a Lender has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 2.19(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.19(b) or (c) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.19, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

ARTICLE 3
CONDITIONS; POST CLOSING REQUIREMENTS

        Section 3.01. Effectiveness. This Agreement shall become effective on the first date by which all of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

        (a) receipt by the Agent of counterparts of this Agreement and the other Financing Documents signed by each of the parties thereto, including without limitation, new Annex A to the Borrower Pledge Agreement executed by the Borrower, together with original stock certificate #160 evidencing 317,660 shares of voting stock of R&S and certificate # 1512 evidencing 763,411 shares of non-voting stock of R&S, outstanding in the name of the Borrower and executed and undated stock powers with respect to such shares, the Joinder Agreement, substantially in the form of Exhibit A to Subsidiary Guarantee Agreement, executed by R&S, the Joinder Agreement, substantially in the form of Exhibit A to Security Agreement, executed by R&S and the Collateral R&S Trademark Assignment;

        (b) receipt by the Agent of duly executed Revolving Credit Notes and Term Notes for the account of each Lender, dated as of the date of this Agreement;

         (c) receipt by the Agent of a Notice of Borrowing requesting the Term Loan A;

        (d) evidence reasonably satisfactory to the Agent that no Liens are on record naming the Borrower or any of its Subsidiaries as debtor other than Permitted Liens, and that all financing statements required to be filed under the Uniform Commercial Code of any jurisdiction in order to perfect the security interests created by the Collateral Documents have been filed;

        (e) receipt by the Agent of evidence satisfactory to the Agent of the insurance coverage required by Section 5.03;

        (f) receipt by the Agent of an opinion of Goodwin Procter LLP, special counsel for the Borrower, covering the matters set forth on Exhibit 3.01(f), or with such changes as shall be acceptable to the Agent and the Required Lenders and covering such additional matters relating to the transactions contemplated hereby as the Agent and/or the Required Lenders may reasonably request;

        (g) receipt by the Agent of an opinion of Thelen Reid & Priest LLP, special California counsel covering such matters relating to the transactions contemplated hereby as the Agent and/or the Required Lenders may reasonably request;

         (h) each Lender's satisfaction in its sole good faith discretion as to the absence of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, or any event or condition that is reasonably likely to result in such a material adverse change;

        (i) receipt by the Agent of a certificate signed by the chief accounting officer or treasurer of the Borrower to the effect that, both before and immediately after the making of the Loans and the other transactions contemplated to take place on the date hereof, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower and any Subsidiaries made in or pursuant to any Financing Documents are true;

         (j) receipt by the Agent of a Cash Management Letter, in form and substance satisfactory to the Lenders;

        (k) receipt by the Agent of all documents it may reasonably request relating to the existence of the Obligors, the corporate authority for and the validity of the Financing Documents and any other matters relevant hereto, all in form and substance satisfactory to the Agent;

        (l) receipt by the Agent of evidence satisfactory to it that prior to or simultaneously with the transactions hereunder contemplated to take place on the Effective Date, that upon the effectiveness of this Agreement, the sum of the aggregate outstanding principal amount of the Revolving Loans plus the aggregate amount of all Letter of Credit Liabilities shall not exceed the aggregate amount of the Revolving Credit Commitment;

        (m) receipt by the Agent of certain projected quarterly consolidated covenant compliance calculations including the Borrower's fiscal quarter ending September 30, 2005 and, with respect to the Borrower's fiscal quarters ending thereafter, reflecting the results of the R&S Acquisition ;

        (n) receipt by the Agent of certain projected quarterly consolidated balance sheets of the Borrower including the Borrower's fiscal quarter ending September 30, 2005, and, with respect to the Borrower's fiscal quarters ending thereafter, reflecting the results of the R&S Acquisition;

        (o) receipt by the Agent of evidence satisfactory to it that all approvals, consents and other actions by or in respect of, or filings with any governmental body, agency, official, authority or any other Person required in connection with any Financing Documents shall have been obtained, taken or made;

        (p) receipt by the Agent of Landlord Waivers, substantially in the form of Exhibit G to the Security Agreement, for the leased premises located at 1600 Seaport Blvd., Suite 350, Redwood City, CA 94063, 1250 LaAvendia St., Mountain View, CA 94043 and 1260 LaAvendia St., Mountain View, CA 94043;

        (q) receipt by the Agent of such other documents, instruments and agreements as the Agent and or the Lenders shall reasonably request in connection with the transactions contemplated hereby.

        With respect to any item above as to which a Lender’s satisfaction is required, each Lender shall be conclusively deemed to be satisfied unless on or before the Business Day immediately preceding the Effective Date it shall have given notice to the Agent, making specific reference to the clause and identifying the matter or matters as to which it is not satisfied.

        Section 3.02. Credit Events. The obligation of any Lender to make a Loan on the occasion of any Borrowing and of the LC Bank to issue a Letter of Credit (or to permit the extension of an Evergreen Letter of Credit) on the occasion of a request therefor by the Borrower is subject to the satisfaction of the following conditions:

        (a)  receipt (i) by the Agent of a Notice of Borrowing as required by Section 2.02, in the case of a Borrowing or (ii) by the LC Bank of notice as required by Section 2.18, in the case of a Letter of Credit;

        (b) if the Borrowing relates to a Notice of Borrowing delivered in connection with a Term Loan, receipt by the Agent of the Term Notes duly executed by the Borrower;

        (c) the fact that, after giving effect to such Credit Event, the Usage shall not exceed the aggregate amount of the Revolving Credit Commitment;

        (d) the fact that, immediately after such Credit Event, no Default shall have occurred and be continuing;

        (e) the fact that the representations and warranties of each Obligor contained in each Financing Document to which it is a party shall be true on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true as of such earlier date);

        (f) the ability of the Borrower to obtain bonding for new construction projects shall be sufficient for the conduct of the Borrower’s business; and

         (g) the payment by the Borrower of all amounts theretofore payable pursuant to Section 9.03 within seven days of demand.

        Each Borrowing shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d), (e), (f) and (g) of this Section.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants that:

        Section 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Financing Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by laws of such Obligor or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or any of its Subsidiaries or result in the creation or imposition of any Lien, except Liens created by the Collateral Documents, on any asset of such Obligor or any of its Subsidiaries.

        Section 4.03. Binding Effect; Liens of Collateral Documents.

        (a) Each of the Financing Documents (other than the Notes) to which the Borrower is a party constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their terms. Each of the Financing Documents to which any Subsidiary Guarantor is a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding agreements of each Subsidiary Guarantor party thereto, in each case enforceable against each such Subsidiary Guarantor in accordance with their respective terms.

        (b) All real property in which the Borrower or any of its Subsidiaries has an interest, directly or indirectly (whether through an interest in a Joint Venture or partnership or otherwise) as of the date hereof is listed in Part I of Schedule 4.03(b) hereto. The location, ownership status and lien information provided in Schedule 4.03(b) for each item of real property and each type of personal property are complete and correct.

        (c) The Collateral Documents create valid security interests in, and first mortgage Liens on, the Collateral purported to be covered thereby, which security interests and mortgage Liens are and will remain perfected security interests and duly recorded mortgage Liens, prior to all other Liens except Liens permitted by the Collateral Documents.

        Section 4.04. Financial Information.

        (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows (collectively, the “Financials”) as of December 31, 2004 for the fiscal year then ended, reported on by Deloitte & Touche, LLP and set forth in the Borrower’s 2004 Form 10-K, and the Financials set forth in the Borrower’s 2005 Form 10-Q, a copy of each of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such fiscal periods.

        (b) Since June 30, 2005 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

         Section 4.05. Litigation. Except as disclosed in the Borrower's 2005 Form 10-Q and Schedule 4.05, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of any Financing Document.

        Section 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability to the PBGC or any other Person under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        Section 4.07. Environmental Matters.

        (a) In the ordinary course of its business, the Borrower conducts periodic reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries and compliance therewith. The Borrower and its Subsidiaries also attempt, whenever possible, to negotiate specific provisions in contracts for construction services that allocate to the contracting governmental agency or private owner, the entire risk and responsibility for Hazardous Substances encountered during the course of construction. On the basis of such reviews and contract provisions and procedures, the Borrower has reasonably concluded that the costs and associated liabilities of compliance with Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

        (b) Without limiting the foregoing and except as disclosed on Schedule 4.07(b), as of the Effective Date:

(i) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Obligors, threatened by any governmental or other entity with respect to any (a) alleged violation by the Borrower or any of its Subsidiaries of any Environmental Law involving any Real Property, (b) alleged failure by the Borrower or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business at any Real Property, (c) Regulated Activity conducted at any Real Property or (d) Release of Hazardous Substances at or in connection with any Real Property;

(ii) other than generation of Hazardous Substances in compliance with all applicable Environmental Laws, no Regulated Activity has occurred at or on any Real Property;

(iii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos containing material or underground storage tank (active or abandoned) is or has been present at any Real Property;

(iv) no Hazardous Substance has been Released (and no written notification of such Release has been filed) or is present (whether or not in a reportable or threshold planning quantity) at, on or under any Real Property;

(v) no Real Property is listed or, to the knowledge of the Obligors, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean up; and

(vi) there are no Liens under Environmental Laws on any Mortgaged Property, no government actions have been taken or are in process which could subject any Mortgaged Property to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to Hazardous Substances in any deed to any Mortgaged Property.

        (c) No environmental investigation, study, audit, test, review or other analysis has been conducted of which the Obligors have knowledge in relation to any Real Property which has not been delivered to the Lenders.

        Section 4.08. Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been closed through the fiscal year ended December 31, 2001. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

        Section 4.09. Subsidiaries. All of the Borrower's Subsidiaries and all Joint Ventures and partnerships in which the Borrower or any of its Subsidiaries has an interest as of the date hereof are listed in Schedule 4.09 hereto and the state of incorporation or organization and the ownership interest of each Subsidiary, Joint Venture and partnership specified therein are complete and correct. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        Section 4.10. Not An Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 4.11. No Burdensome Restrictions; No Derivatives Obligations; Certain Existing Agreements.

        (a) No contract, lease, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation has or is reasonably expected to materially and adversely affect the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

        (b) Neither the Borrower nor any of its Subsidiaries is party to any Derivatives Obligation other than any Derivatives Obligation permitted to be incurred pursuant to Section 5.02(b).

        (c) All agreements to which the Borrower or any Subsidiary Guarantor is a party or by which it is bound (other than the Financing Documents) containing a negative pledge or limitations on its incurrence of Debt or sale of assets are listed on Schedule 4.11 hereto.

        Section 4.12. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Lender will be, true and accurate in all material respects (or in the case of projections and similar information based on reasonable estimates) on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which materially and adversely affect or may reasonably be expected to materially and adversely affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

        Section 4.13. Ownership of Property; Liens. The Borrower and its Subsidiaries have good and marketable title to and are in lawful possession of, or have valid leasehold interests in, or have the right to use pursuant to valid and enforceable agreements or arrangements, all of their respective properties and other assets (real or personal, tangible, intangible or mixed), except where the failure to have or possess the same with respect to such properties or other assets could not, in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole. None of such properties or other assets owned by the Borrower or its Subsidiaries is subject to any Lien except Permitted Liens.

        Section 4.14. Representations and Warranties Incorporated from Other Financing Documents. As of the Effective Date, each of the representations and warranties made in this

Agreement, the Subsidiary Guarantee Agreement and the Collateral Documents by any of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

        Section 4.15. Bank Accounts and Cash Management System. All deposit, checking, operating or other bank accounts maintained by the Borrower or any Subsidiary Guarantor as of the date of this Agreement (other than payroll and petty cash accounts opened in the ordinary course of business with imprest balances not to exceed $7,500 for each such account) and, for each such account, the name of the account party, the name of the bank, the account number and the type of account, are listed on Schedule 4.15. The Cash Management Letter provides a complete and accurate description of the cash management system of the Borrower and its Subsidiaries.

        Section 4.16. Representations in Perfection Certificates. All of the information set forth in each Perfection Certificate (as defined in the Security Agreement) delivered to the Agent prior to the Effective Date is correct and complete as of the Effective Date. Without limiting the generality of the foregoing, the Borrower expressly represents and warrants to the Lenders that Ajax does not have, nor at any time will it have after the date of this Agreement, a book value in excess of $110,000.

ARTICLE 5
COVENANTS

        The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note remains unpaid or any Letter of Credit remains outstanding or any Reimbursement Obligation with respect thereto remains unpaid:

        Section 5.01. Information. The Borrower will deliver to each of the Lenders:

        (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Deloitte & Touche, LLP or other independent public accountants of nationally recognized standing;

        (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statement of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

        (c) 75 days after the end of each fiscal year of the Borrower, and simultaneously with the delivery of each set of financial statements referred to in clause 5.01(b) above:

(1) a certificate of the treasurer or the chief accounting officer of the Borrower (x) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 2.10(a) and 5.07, 5.08, 5.09, 5.12, and 5.13 on the date of such financial statements and (y) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

(2) a report prepared by management of the Borrower, in sufficient detail as may be reasonably acceptable to the Required Lenders, providing a description of and an explanation for any material variances between such financial statements and the Business Plan;

(d)

(1) simultaneously with the delivery of each set of financial statements referred to in clause 5.01(a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default ;

(2) Management/Audit Reports. Promptly after the receipt thereof by the Borrower, copies of any management letter given in connection with the financial statements prepared at the end of any fiscal year and copies of any detailed audit reports submitted to the Borrower by independent accountants in connection with any interim review of the Borrower's accounts and/or books and records, or any audit of the Borrower;

(e)

(1) if requested by the Agent, as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of the Borrower and seventy-five (75) days after the end of each fiscal year of the Borrower, a copy of the most recent "retainage report", "new work potential report" and "new work acquisition report" (including a description of new work and a comparison of such new work to the new work projected in the Business Plan) prepared by management of the Borrower, substantially in the format for such information delivered pursuant to Section 3.01(m);

(2) as soon as available and, in any event, within forty-five (45) days after the end of each quarter of each fiscal year of the Borrower, a report identifying all of the Borrower's accounts receivable, such report to be in form and substance satisfactory to the Agent and in such detail as the Agent shall request, including in any event, the aging and reconciliation of such accounts receivable showing the total amount due from each account debtor and the month in which each account receivable was created;

         (f) as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and within seventy-five (75) days after the end of each fiscal year of the Borrower, a schedule in substantially the format for such information delivered pursuant to Section 3.01(m), dated as of the last day of such quarter listing each construction contract (other than construction contracts that as of the end of the most recent fiscal yearend of the Borrower, full performance has been rendered and all payments due thereunder received) which provides for aggregate total payments in excess of $2,500,000 and with respect to which the Borrower or a Consolidated Subsidiary of the Borrower is a party or participates through a Joint Venture, and setting forth as of the date of such schedule for each such contract the Borrower's original estimate of revenue and profit, the Borrower's current estimate of revenue and profit, cumulative realized and estimated remaining revenue and profit, "cash ahead/cash behind" information, the percentage of completion and anticipated completion date of each such contract and a forecast by quarter of the remaining cash flows for each such contract, certified as to consistency, accuracy and reasonableness of estimates by the treasurer or the chief accounting officer of the Borrower;

         (g) as soon as available and in any event within three (3) Business Days after the end of each month, a copy of the weekly and monthly cash flow projections which management of the Borrower has customarily prepared every two weeks by project, by division and on a consolidated basis, prepared in a manner and format easily comparable to the financial information provided under Section 5.01(f), substantially in the format for such information delivered pursuant to Section 3.01(m), with a variance analysis comparing the current projections to the most recent prior projections;

        (h) by March 31 of each fiscal year of the Borrower the annual projected consolidated and consolidating balance sheets and income statements, operating and capital expenditure budgets and cash flow forecasts, prepared on a quarterly basis and in accordance with GAAP, for the Borrower and its Consolidated Subsidiaries for the next succeeding three fiscal years, presented on a quarterly basis and in a format reasonably acceptable to the Required Lenders, and certified by the treasurer or the chief accounting officer of the Borrower as containing reasonable assumptions to the best of his knowledge;

         (i) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

         (j) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

         (k) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

         (l) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 407 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

         (m) prompt notice of the receipt of any complaint, order, citation, notice or other written communication from any Person with respect to (i) the existence or alleged existence of a violation of any applicable Environmental Law at or on, or of any Environmental Liability arising with respect to, any Real Property, (ii) any Release on any Real Property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non renewal of any permit required under any applicable Environmental Law with respect to any Real Property;

         (n) prompt notice of any change in the Borrower's ability to obtain bonding for new construction projects (including without limitation a reduction in the amount of bonding commitments of any bonding company to the Borrower and any restrictions on use of such commitments);

         (o) prompt notice of any decision by the Borrower, any of its Subsidiaries or any Joint Venture partner not to meet a capital call by any Joint Venture in which the Borrower or any such Subsidiary is participating;

         (p) prompt notice of the Borrower or any Subsidiary obtaining or increasing an interest in a Joint Venture or partnership which, in the case of any construction Joint Venture, need not be given until reasonably promptly after a bid by such Joint Venture for a construction contract shall have been accepted;

         (q) prompt written notice of any election by the Borrower to terminate the settlement contemplated by the Stipulation pursuant to numbered Paragraph 4 thereof;

         (r) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

         Section 5.02. Payment of Obligations; No Derivatives Obligations.

        (a) The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

        (b) Unless otherwise approved by the Lenders in writing, the Borrower will not, and will not permit any of its Subsidiaries to, become a party to any Derivatives Agreement other than a Derivatives Agreement with respect to an interest rate swap, interest rate cap, interest rate collar or other interest rate hedging transactions and/or any foreign currency exchange or other currency hedging transactions, but only if (x) each such transaction is with a Lender or an Affiliate of a Lender, and (y) each such transaction is entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities.

        Section 5.03. Maintenance of Property; Insurance. The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Subsidiary to maintain (either in the name of the Borrower or in such Subsidiary's own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Agent, full information as to the insurance carried.

        Section 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Subsidiary Guarantor to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary Guarantor to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

        Section 5.05. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

        Section 5.06. Inspection of Property, Books and Records.

        (a) The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of the Agent or any Lender at the Borrower’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired, provided that so long as no Event of Default has occurred which is continuing, any expenses incurred by the Borrower pursuant to this Section 5.06(a) shall be limited to those expenses incurred in connection with the annual audit performed by the Agent, in its individual capacity as a Lender hereunder, during any consecutive twelve month period.

        (b) If requested by any Lender, the Borrower shall hold a meeting for representatives of the Lenders at least once each fiscal quarter, at a time and place to be determined by the Agent (after consultation with the Lenders) on ten (10) Business Days’ notice to the Borrower and the Lenders, for purposes of holding such discussions with the chief operating officer, treasurer and/or the chief accounting officer of the Borrower (each of whom shall attend each such meeting) and such other of the Borrower’s officers, employees and independent public accountants as the Borrower shall designate or as the Agent shall designate at the reasonable request of any Lender.

         Section 5.07. Financial Covenants.

        (a) Minimum Net Operating Profit. As of the end of each fiscal quarter, the Borrower shall not permit Net Operating Profit to be less than the amount set forth for such quarter below, calculated in the aggregate for the four consecutive fiscal quarters then ending:

                         ----------------------------------------- -------------------------------------------
                                Fiscal Quarters Ending                  Minimum Net Operating Profit
                         ----------------------------------------- -------------------------------------------
                                       12/31/05                                 $27,500,000
                         ----------------------------------------- -------------------------------------------
                            3/31/06, 6/30/06, 9/30/06 and                       $35,000,000
                                       12/31/06
                         ----------------------------------------- -------------------------------------------
                                3/31/07 and thereafter                          $40,000,000
                         ----------------------------------------- -------------------------------------------

        (b) Minimum Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.50:1 for the four consecutive fiscal quarters then ending.

        (c) Minimum Consolidated Net Income. As of the end of each fiscal quarter, the Borrower shall not permit Consolidated Net Income for such fiscal quarter to be less than $1.00.

        (d) Minimum Consolidated Tangible Net Worth. As of the end of the Borrower's fiscal quarter ended September 30, 2005, the Borrower shall have Consolidated Tangible Net Worth of not less than $150,000,000, and as of the end of each fiscal quarter thereafter, the Borrower will not permit Consolidated Tangible Net Worth to be less than $150,000,000, plus on a cumulative basis, fifty percent (50%) of the Borrower's Consolidated Net Income (without any reduction for losses) for each consecutive two fiscal quarters of the Borrower ending on June 30 and December 31 of each year.

        (e) Minimum Working Capital Ratio. As at the end of each of its fiscal quarters, the Borrower shall not permit the ratio of (i) the consolidated current assets (including cash and cash equivalents) of the Borrower and its Consolidated Subsidiaries to (ii) the consolidated current liabilities (excluding Debt under this Agreement) of the Borrower and its Consolidated Subsidiaries to be less than 1.20:1.

        Section 5.08. Debt. After the date hereof, the Borrower will not incur or suffer to exist, and will not permit any of its Subsidiaries to incur or suffer to exist, any Debt other than:

        (a) Debt under this Agreement or any other Financing Document;

        (b) Debt existing on December 31, 2001 with respect to the “Manulife” mortgage financing for the corporate headquarters of the Borrower and any refinancing, extension, renewal or refunding thereof, provided that any refinancing, extension, renewal or refunding of any such Debt shall not increase the principal amount of such Debt;

         (c) Debt owing to Joint Ventures in which the Borrower or one of its Subsidiaries is participating;

        (d) Debt owed by the Borrower to a Subsidiary, or by a Subsidiary to the Borrower, and evidenced by an intercompany note pledged and delivered to the Agent under the Subsidiary Pledge Agreement or the Borrower Pledge Agreement, as the case may be;

        (e) Debt incurred or assumed by the Borrower or one of its Subsidiaries for the purpose of financing all or any part of the cost of acquiring any equipment of the Borrower or one of its Subsidiaries (including through capital leases);

        (f) Debt incurred to finance the Borrower’s and its Subsidiaries’ insurance premiums not to exceed $3,000,000 in the aggregate outstanding at any time;

        (g) Debt owing to M&T Bank, National Association, or any of its affiliates, not to exceed $1,700,000 with respect to the mortgage financing for the Peekskill Facility, and any refinancing, extension, renewal or refunding thereof, provided that any refinancing, extension, renewal or refunding of any such Debt shall not increase the principal amount of such Debt outstanding at the time of such refinancing, extension, renewal or refunding;

        (h) Debt incurred in connection with the acquisition of any Real Property used in the conduct of the Construction Business in an aggregate amount not to exceed $750,000 and any refinancing, extension, renewal or refunding thereof, provided that any refinancing, extension, renewal or refunding of any such Debt shall not increase the principal amount of such Debt outstanding at the time of such refinancing, extension, renewal or refunding;

        (i) Debt owing to Branch Banking and Trust Company of VA in an amount not to exceed $2,305,000 with respect to the mortgage financing for the property located at 8211 Washington Boulevard, Jessup, Maryland, and any refinancing, extension, renewal or refunding thereof, provided that any refinancing, extension, renewal or refunding of any such Debt shall not increase the principal amount of such Debt outstanding at the time of such refinancing, extension, renewal or refunding;

        (j) Debt owing to Colonial Bank in an amount not to exceed $300,000 with respect to the mortgage financing for the property located at 3538 U.S. Highway 17 North, Barton, Florida, and any refinancing, extension, renewal or refunding thereof, provided that any refinancing, extension, renewal or refunding of any such Debt shall not increase the principal amount of such Debt outstanding at the time of such refinancing, extension, renewal or refunding;

         (k) Debt owing to Citizens National Bank N.A. in an amount not to exceed:

(1) $436,000 with respect to the mortgage financing for the property located at 7407 and 7381 Montevideo Road, Jessup, Maryland,

(2) $860,000 with respect to the mortgage financing for the property located at 7053 Brookdale Drive, Elkridge, Maryland, and

(3) $446,000 with respect to the mortgage financing for the property located at 8900 Corridor Road, Annapolis Junction, Maryland, and any refinancing, extension, renewal or refunding thereof, provided that any refinancing, extension, renewal or refunding of any such Debt shall not increase the principal amount of such Debt outstanding at the time of such refinancing, extension, renewal or refunding;

        (l) Debt owing to Wells Fargo Bank consisting of certain reimbursement obligations with respect to two (2) letters of credit, one in the stated amount of $3,500,000 and the other in the stated amount $150,000, for a period not to exceed one hundred twenty (120) days after the date of this Agreement.

        Section 5.09. Consolidations, Mergers and Sales of Assets.

        (a) The Borrower will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person, other than a Subsidiary into a Subsidiary Guarantor or into the Borrower.

        (b) The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its or their assets, other than:

(i) Sales of inventory in the ordinary course of their respective businesses;

(ii) Dispositions of Cash or Cash Equivalents;

(iii) Dispositions of Real Property;

(iv) Dispositions of other assets if (x) each of the Lenders shall have given its prior written consent thereto and (y) the consideration therefor shall consist of cash payable at closing in an amount at least equal to the fair market value of such assets (as determined in good faith by a financial officer of the Borrower or, if such value exceeds $15,000,000, by the board of directors of the Borrower or a duly constituted committee thereof); provided that the prior written consent of the Lenders shall not be required for a Disposition of any asset if the aggregate amount of the fair market value of all Dispositions for which consent is not provided during any fiscal year of the Borrower is less than $1,000,000 and the Borrower delivers to each of the Lenders prompt written notice of each such Disposition;

(v) operating leases at market rentals of residential and commercial space held by the Borrower or any of its Subsidiaries in connection with their real estate investment and development activities, but only to the extent that such leases are entered into in the ordinary course of their respective businesses, consistent with past practices as in effect prior to the Effective Date;

(vi) operating leases at market rentals of portions of office space not then utilized by the Borrower or any of its Subsidiaries in the Borrower’s headquarters office building in Framingham, Massachusetts;

(vii) Dispositions of Equipment permitted by Section 5(g)(i) of the Security Agreement; and

(viii) Dispositions of any Equipment owned by Cherry Hill at the time of the Cherry Hill Acquisition.

        Section 5.10. Liens. Neither the Borrower nor any Consolidated Subsidiary of the Borrower will create, assume or suffer to exist any Lien on any asset (including, without limitation, capital stock of Subsidiaries) now owned or hereafter acquired by it, except:

        (a) Liens existing on December 31, 2001 securing Debt outstanding on December 31, 2001 as described in Schedule 5.10;

        (b) any Lien on any equipment securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such equipment (including through capital leases), provided that (i) such Lien attaches to such equipment concurrently with or within 90 days after the acquisition thereof and (ii) such Lien secures only such Debt;

        (c)  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses (a) and (b) of this Section, provided that such Debt is not increased and is not secured by any additional assets;

        (d) Liens granted to the Bonding Company to secure amounts owing by the Borrower or any of its Subsidiaries in connection with surety bonds, undertakings and instruments of guarantee (collectively, “indemnitees”) issued by the Bonding Company on behalf of the Borrower or any of its Subsidiaries in the ordinary course of their respective businesses provided such Liens are limited to the specific project to which such indemnitees relate;

         (e) Liens created by the Collateral Documents

         (f) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP;

         (g) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising by operation of law in the ordinary course of business so long as (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP;

         (h) Liens on any real property securing Debt of the Borrower or a Consolidated Subsidiary permitted by Section 5.08(g), Section 5.08(h), Section 5.08(i), Section 5.08(j), or Section 5.08(k) provided that such Lien secures only such Debt; and

         (i) other Liens or, with respect to real property, title defects (including matters which an accurate survey might disclose) which (i) do not secure Debt; and (ii) do not materially detract from the value of such property or materially impair the use thereof by the Borrower or such Subsidiary in the operation of its business.

provided that protective filings of Uniform Commercial Code financing statements by lessors of equipment under operating leases shall not constitute a violation of this Section.

        Section 5.11. Use of Proceeds. The proceeds of the Term Loan shall be used to refinance the purchase price of the R&S Acquisition and any related costs thereof, and the proceeds of Revolving Credit Loans made under this Agreement will be used by the Borrower for working capital, letters of credit and other general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U or to finance the working capital needs of any Subsidiary other than a Subsidiary Guarantor.

        Section 5.12. Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that the foregoing shall not restrict or prohibit:

        (a) cash payments in the ordinary course of business in full or partial settlement of employee stock options or in full or partial settlement of similar incentive compensation arrangements providing employees options, warrants or other rights to acquire shares of the Borrower’s capital stock to employees, up to an aggregate amount not to exceed $100,000 during any period of twelve consecutive calendar months;

        (b) the redemption, for an aggregate redemption price not exceeding $200,000, of the “Rights” issued pursuant to the Shareholder Rights Agreement dated as of September 23, 1988, as amended to the Effective Date;

        (c) so long as the Borrower has not elected to terminate the settlement contemplated by the Stipulation of Settlement dated as of February 15, 2005 (the "Stipulation") pursuant to numbered paragraph 4 thereof, the purchase of Senior Depositary Preferred Stock, as defined in the Stipulation, pursuant to the terms thereof, provided that on or before the effective date of any such purchases, the Borrower shall have delivered to the Agent a certificate from the Borrower confirming (i) entry of final order or judgment by the District Court of Massachusetts (the "District Court") approving the settlement contemplated by the Stipulation; and (ii) dismissal by the District Court of the litigation described in the Stipulation with prejudice;

        (d) other Restricted Payments, but only if and to the extent that, before and after giving effect thereto: (i) no Default shall have occurred and be continuing; and (ii) the Board of Directors shall have determined that it is proper or prudent to pay dividends thereon based on a belief that the Borrower’s working capital is sufficient to warrant the payment thereof.

        Section 5.13. Real Estate Investments. The Borrower will not, and will not permit any Consolidated Subsidiary to, make any Real Estate Investment; other than reasonable costs incurred in accordance with the Real Estate Plan.

        Section 5.14. Purchase of Assets; Investments; Additional Subsidiaries. Neither the Borrower nor any Consolidated Subsidiary will acquire any assets other than in the ordinary course of business. Neither the Borrower nor any Consolidated Subsidiary will make or acquire any Investment in any Person other than:

        (a) Real Estate Investments permitted by Section 5.13;

        (b) Investments in Subsidiary Guarantors or Joint Ventures principally engaged in the Construction Business; and

        (c) Cash and Cash Equivalents;

provided that no Real Estate Investments may be made pursuant to clause (b) or (c) above. Without limiting the generality of the foregoing, the Borrower will not, and will not permit any Subsidiary to, acquire or create any Subsidiary without the consent of the Required Lenders and arrangements satisfactory to the Required Lenders for (x) a pledge of the stock of such Subsidiary to the Agent for the benefit of the Lenders, (y) a guaranty by such Subsidiary of the obligations of the Borrower hereunder, (z) a grant of a Lien on the assets of such Subsidiary to the Agent for the benefit of the Lenders to secure such guaranty, including, without limitation, the delivery of such other documents as the Required Lenders may require consistent with the documents specified under Section 3.01, including without limitation, copies of the constituent documents of such Subsidiary and corporate resolutions (or equivalent) authorizing such transaction, in each case certified as true and correct by an officer of such Subsidiary, and a legal opinion from counsel to such Subsidiary in form and substance acceptable to the Required Lenders.

        Section 5.15. Capital Expenditures. Other than as permitted by Section 5.13, all Consolidated Capital Expenditures by the Borrower or any Consolidated Subsidiaries shall be in connection with the Construction Business.

        Section 5.16. Transactions with Affiliates. Other than transactions with Joint Ventures relating to construction projects consistent with the Borrower's past practices, neither the Borrower nor any Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the Disposition of any asset or property or the rendering of any service) with any member of the Investor Group or any other Affiliate of the Borrower on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those which might be obtained by the Borrower at the time from a Person which is not an Affiliate of the Borrower. Neither the Borrower nor any Subsidiary shall, directly or indirectly, pay or become obligated to pay any fees or other amounts to or for the account of any member of the Investor Group other than fees payable to Tutor Saliba Corp. in accordance with the terms and conditions of the Management Agreement.

        Section 5.17. Amendments or Waivers of Management Agreement, etc.. Neither the Borrower nor any Subsidiary will agree to (x) any amendment or waiver to the Management Agreement (other than solely in respect of extensions thereof) without the prior written consent of the Required Lenders, (y) without the prior written notice to each of the Lenders, any amendment or waiver to (i) any other agreements with any shareholder owning five percent (5%) or more of the Borrower's common stock (other than agreements between the Borrower or any of its Subsidiaries and such shareholder which shall have been entered into in the ordinary course of the Construction Business), or (ii) any material provision of any other material partnership or agreements with Joint Ventures.

        Section 5.18. Debt Payments. Other than any refinancing or refunding of Debt permitted by Section 5.08, neither the Borrower nor any Subsidiary of the Borrower will prepay, redeem, defease (whether actually or in substance), or purchase in any manner any amount in respect of principal, interest or premium in respect of any Debt (or deposit or set aside funds for the purpose of any of the foregoing) (collectively, "Prepayments"), provided that so long as no Event of Default has occurred which is continuing, the Borrower and any of its Subsidiaries may make Prepayments of any Debt other than the Debt described in Section 5.08(b).

        Section 5.19. Cash Management System. Without the prior written consent of the Required Lenders, the Borrower will not modify the cash management system of the Borrower and its Subsidiaries from that described in the Cash Management Letter. Neither the Borrower nor any Subsidiary Guarantor shall maintain any deposit, checking, operating, investment or other bank accounts other than the Permitted Accounts.

        Section 5.20. Restrictive Agreements. Except for Mt. Wayte Realty and any Joint Venture, neither the Borrower nor any of its Subsidiaries will enter into, or suffer to exist, any agreement with any Person which prohibits or limits the ability of the Borrower or any of its Subsidiaries to (a) pay dividends or make other distributions or pay any Debt owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired as security for the obligations of the Borrower under the Financing Documents, other than (1) any Financing Document, (2) any agreement governing Debt secured by a Lien permitted by clause (b) or (c) of Section 5.10, to the extent it imposes restrictions only on the related property, and (3) any agreement governing Debt listed on Schedule 5.08 or any Debt that refinances, extends, renews or refunds any such Debt but only if the restrictions contained therein are no more restrictive, taken as a whole, than the restrictions in the Debt listed on Schedule 5.08 that is being so refinanced, extended, renewed or refunded.

        Section 5.21. Further Assurances.

        (a) The Borrower will, and will cause each of its Subsidiaries to, at its sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as the Agent shall from time to time request, which may be necessary or desirable in the reasonable judgment of the Agent from time to time to assure, perfect, convey, assign, transfer and confirm unto the Agent the property and rights conveyed or assigned pursuant to the Collateral Documents, or which the Borrower or such Subsidiaries may be or may hereafter become bound to convey or assign to the Agent or which may facilitate the performance of the terms of the Collateral Documents or the filing, registering or recording of the Collateral Documents.

        (b) All costs and expenses in connection with the security interests and Liens created by the Collateral Documents, including reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of such security interests and Liens, the preparation, execution, delivery, recordation or filing of documents and any other acts in connection with the grant of such security interests and Liens as the Agent may reasonably request, shall be paid by the Borrower promptly when due.

ARTICLE 6
DEFAULTS

        Section 6.01. Event of Defaults. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

        (a) the Borrower shall fail to pay when due any principal of any Loan, any Reimbursement Obligation, any fees or any other amount payable hereunder;

        (b) the Borrower shall fail to pay any interest on any Loan within three Business Days after the due date thereof;

        (c) the Borrower or any Subsidiary Guarantor shall fail to observe or perform any covenant contained in Sections 5.07 to 5.21, inclusive, or in Section 3 of the Subsidiary Guarantee Agreement;

        (d) any Obligor shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clauses 6.01(a), 6.01(b) and 6.01(c) above) for 10 days after written notice thereof has been given to such Obligor by the Agent at the request of any Lender;

        (e) any representation, warranty, certification or statement made by any Obligor in any Financing Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

        (f) the Borrower shall fail to make any payment in respect of any Debt (other than the Notes or Reimbursement Obligations) when due or within any applicable grace period;

        (g) any Subsidiary shall fail to make any payment in respect of any Debt the aggregate principal amount of which is $250,000 or more when due or within any applicable grace period;

        (h) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower or any Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

        (i) the Borrower or any Subsidiary shall commence a voluntary Bankruptcy Proceeding or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary Bankruptcy Proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

        (j) an involuntary Bankruptcy Proceeding shall be commenced against the Borrower or any Subsidiary and such involuntary Bankruptcy Proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

        (k) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or any other Person under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000;

        (l) one or more judgments or orders for the payment of money in excess of a net amount of $5,000,000 outstanding at any time, either singly or in the aggregate, shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied, unstayed and unbonded for a period of 10 days;

        (m) any of the following: (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than the Exempt Group) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Borrower; (ii) the Borrower shall cease to own 100% of the capital stock of any Subsidiary Guarantor; or (iii) the Tutor-Saliba Corporation shall cease to be deemed an Affiliate of the Borrower; or

        (n) any Financing Document shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Obligor, or an Event of Default shall have occurred and be continuing under any Financing Document;

then, and in every such event, the Agent shall (i) if requested by the Required Lenders by notice to the Borrower terminate the Commitments and declare the Notes (together with accrued interest thereon) and all other Obligations to be, and such Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors; provided that in the case of any of the Events of Default specified in clause 6.01(i) or 6.01(j) above with respect to any Obligor, without any notice to the Borrower or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

        Section 6.02. Cash Collateral. The Borrower hereby agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of

Default, it shall, if requested by the Agent upon instructions from the Required Lenders, pay (and, in the case of any of the Events of Default specified in clause 6.01(i) or 6.01(j) above with respect to any Obligor, forthwith, without any demand or the taking of any other action by the Agent or any Lender, it shall pay) to the Agent an amount in immediately available funds equal to the then aggregate Letter of Credit Liabilities for all Letters of Credit to be held as security therefor for the benefit of all Lenders pursuant to arrangements satisfactory to the Agent and the Lenders.

        Section 6.03. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7
THE AGENT

        Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

        Section 7.02. Agent and Affiliates. Bank of America shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and Bank of America and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

        Section 7.03. Action by Agent. The obligations of the Agent under the Financing Documents are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

        (a) shall not be required to take any action with respect to any Default, except as expressly provided in Article 6;

        (b) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

        (c) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), provided that the Agent shall not be required to take any action that, in its opinion, may expose the Agent to liability or that is contrary to any Financing Document or Applicable Law; and

        (d) shall not, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

        Section 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for an Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        Section 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Financing Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any Financing Document or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

        Section 7.06. Indemnification. Each Lender shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents, advisors and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder. Each Lender agrees that the indemnity set forth in this Section 7.06 shall require each Lender to pay (to the extent not reimbursed by the Borrower) the reasonable fees and disbursements of counsel retained by the Agent in connection with this Agreement and the reasonable fees and disbursements of experts retained by the Agent in connection with this Agreement.

        Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

        Section 7.08. Successor Agent. The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial Lender organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $150,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

        Section 7.09. Collateral Documents.

        (a) As to any matters not expressly provided for in the Collateral Documents (including the timing and methods of realization upon the Collateral), and which do not otherwise require the signature of all Lenders pursuant to Section 9.05, the Agent shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion; provided that the Agent shall not be obligated to take any action if the Agent believes that such action is or may be contrary to any applicable law or might cause the Agent to incur any loss or liability for which it has not been indemnified to its satisfaction.

        (b) The Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under the Collateral Documents. The Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of the Collateral Documents by any Obligor.

ARTICLE 8
CHANGE IN CIRCUMSTANCES

        Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Libor Loan:

        (a) deposits in dollars (in the applicable amounts) are not being offered to the Lenders in the relevant market for such Interest Period, or

        (b) any Lender advises the Agent that the Adjusted Libor Rate, as determined by the Agent will not adequately and fairly reflect the cost to such Lender’s of funding its Libor Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Libor Loans or to convert Prime Rate Loans into Libor Loans shall be suspended and (ii) each outstanding Libor Loan shall be converted into a Prime Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two (2) Business Days before the date of any Libor Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Prime Rate Borrowing.

        Section 8.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Libor Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central Lender or comparable agency shall make it unlawful or impossible for any Lender (or its Libor Lending Office) to make, maintain or fund its Libor Loans and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Libor Loans, or to convert outstanding Loans into Libor Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Lender shall designate a different Libor Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Libor Loans to maturity and shall so specify in such notice, each Libor Loan of such Lender then outstanding shall be converted to a Prime Rate Loan (and the Borrower shall contemporaneously pay accrued interest on such Libor Loan to the date of conversion) either (a) on the last day of the then current Interest Period applicable to such Libor Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

        Section 8.03. Increased Cost and Reduced Return.

        (a) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Libor Loans, its Note or its obligation to make Libor Loans, or shall change the basis of taxation of payments to any Lender (or its Applicable Lending Office) of the principal of or interest on its Libor Loans or any other amounts due under this Agreement in respect of its Libor Loans or its obligation to make Libor Loans (except for changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Applicable Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Libor Loan any such requirement included in an applicable Libor Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Libor Loans, its Note or its obligation to make Libor Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Libor Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

        (b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

        (c) Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be presumptively binding upon the Borrower in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

        Section 8.04. Prime Rate Loans Substituted for Affected Libor Loans. If (i) the obligation of any Lender to make or maintain Libor Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Business Days' prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

        (a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Libor Loans shall be made instead as Prime Rate Loans (on which interest and principal shall be payable contemporaneously with the related Libor Loans of the other Lenders), and

        (b) after each of its Libor Loans has been repaid (or converted to a Prime Rate Loan), all payments of principal which would otherwise be applied to repay such Libor Loans shall be applied to repay its Prime Rate Loans instead.

ARTICLE 9
MISCELLANEOUS

         Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or telex or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or telex or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and receipt of such facsimile is confirmed, either orally or in writing, by the party receiving such transmission, (iii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 shall not be effective until received.

        Section 9.02. No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 9.03. Expenses; Documentary Taxes; Indemnification.

        (a) The Borrower shall pay (i) all reasonable out of pocket expenses of the Agent (including fees and disbursements of special counsel for the Agent but excluding fees and disbursements of accountants, financial advisors and other experts retained by the Agent) in connection with the preparation of any Financing Documents, any waiver or consent under any Financing Document, any amendment of any Financing Document or any Default or alleged Default or otherwise in connection with this Agreement or any other Financing Documents; provided that the Borrower shall pay all fees and disbursements of any firm of independent public accountants, financial advisors and other experts retained by the Agent in connection with any waiver or consent under any Financing Document, any amendment of any Financing Document or any Default; and (ii) if an Event of Default occurs, all out of pocket expenses incurred by the Agent and each Lender, including fees and disbursements of counsel (including allocated costs of internal counsel and disbursements of internal counsel), in connection with such Event of Default and any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any Financing Document.

        (b) The Borrower agrees to indemnify the Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs of internal counsel and disbursements of internal counsel), which may be incurred by any Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Financing Document or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

        (c) The Borrower agrees to indemnify each Indemnitee and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel including allocated costs of internal counsel and disbursements of internal counsel) of any Indemnitee arising out of, in respect of or in connection with any and all Environmental Liabilities. Without limiting the generality of the foregoing, the Borrower hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs or expenses arising under or related to Environmental Laws that it might have by statute or otherwise against any Indemnitee.

        Section 9.04. Set-off; Sharing of Set-offs. (a) Any deposits or other sums at any time credited by or due from any of the Lenders or any Participant to the Borrower and any securities or other property of the Borrower in the possession of a Participant may at all times be held and treated as collateral security for the payment of the Obligations. Regardless of the adequacy of any collateral, any such deposits or other sums may be applied to or set off against Obligations at any time if the Borrower is primarily liable thereon, or at or after the maturity thereof if the Borrower is secondarily liable thereon. The Borrower irrevocably invites each financing institution which may consider becoming a Participant to rely on the provisions of this Section 9.04 as making the Participant a creditor of the Borrower and agrees that its becoming a Participant shall constitute an acceptance of the offer hereby made. Any and all rights to require the Agent or any Lender to exercise its rights or remedies with respect to any other collateral which secures the Loans, prior to exercising its right of setoff with respect to such deposits, credits or other property of the Borrower, are hereby knowingly, voluntarily and irrevocably waived; (b) Each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount due with respect to any Loan or Reimbursement Obligation owed to it which is greater than the proportion received by any other Lender in respect of the aggregate amount due with respect to any Loan or Reimbursement Obligation owed to such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Reimbursement Obligations owed to the other Lenders, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans and Reimbursement Obligations owed to the Lenders shall be shared by the Lenders pro rata; provided that (i) nothing in this Section shall impair the right of any Lender to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder to the extent that any amount resulting from such setoff exceeds the then outstanding aggregate amount of Loans and Reimbursement Obligations and other obligations of the Borrower hereunder and under any other Financing Document, and (ii) nothing in any Financing Documents shall require any Lender to share any payments and distributions received by such Lender if such payments and distributions were made in respect of any obligations not constituting Loans or Reimbursement Obligations. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Reimbursement Obligation, whether or not acquired pursuant to the foregoing arrangements and regardless of the adequacy of any collateral, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

        Section 9.05. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent or the LC Bank are affected thereby, by the Agent or the LC Bank, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders), (ii) amend Section 2.10 or 5.09(b)(iv), (iii) subject any Lender to any additional obligation, (iv) reduce the principal of or rate of interest on any Loan or any fees hereunder, (v) postpone the date fixed for any payment of principal of or interest on any Loan, any Reimbursement Obligation or any fees hereunder or for termination or reduction of any Commitment, (vi) reinstate the Commitments or cause the Notes to be no longer immediately due and payable after the Commitments shall have been terminated and the Notes shall have become immediately due and payable pursuant to Section 6.01, (vii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or change the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 9.05 or any other provision of any Financing Documents, (viii) release any Subsidiary Guarantor from the Subsidiary Guarantee Agreement, (ix) amend Section 9.04, 9.05 or 9.06 hereof or (x) notwithstanding any provision of any Collateral Document to the contrary, modify any definition of Collateral in any Financing Document or release any item of Collateral from any Lien provided by any Collateral Document except for the sale or other disposition of such item by the Agent in the exercise of its rights as provided therein (provided that unless an Event of Default has occurred and is continuing or the Agent has received written notice from the Borrower or any Lender of the existence of any Default, the Agent may release any item of Collateral at the request of the Borrower, without the consent of any Lenders if such release is required in connection with any Disposition of such Collateral and such Disposition is permitted under this Agreement).

        Section 9.06. Successors and Assigns.

        (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

        (b) Any Lender may at any time grant to one Lender or other institution (a “Participant”) a participating interest in its Commitment and its Loans in the full amount of its Commitment. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

        (c) Any Lender may assign to any Eligible Assignee all or any part (subject to the proviso below) of its rights and obligations under this Agreement and the Notes and such Eligible Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit 9.06(c), executed by such Eligible Assignee and such transferor Lender with the written consent of the Agent, and, prior to a Default, with the consent of the Borrower (other than in connection with the sale and assignment of substantially all such Eligible Assignee’s commercial loan portfolio in which such Eligible Assignee’s Loans to the Borrower are included), which consent of the Borrower shall not be unreasonably withheld or delayed; provided that (i) if an Eligible Assignee is another Lender or an Affiliate of such transferor Lender, no such consent shall be required, (ii) unless the Eligible Assignee is an Affiliate of such transferor Lender, the Eligible Assignee is another Lender or the assignment shall be for all of the transferor Lender’s rights and obligations under the Credit Agreement, the assignment must be of at least an aggregate $5,000,000 of the transferor Lender’s Commitments and Term Loans and (iii) any assignment of part of any Lender’s rights and obligations shall include equally proportionate parts of such Lender’s Commitment and Term Loans. Upon execution and delivery of such instrument and payment by such Eligible Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Eligible Assignee, such Eligible Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required or requested by the Eligible Assignee, a new Note is issued to the Eligible Assignee. In connection with any such assignment, the transferor Lender or the Eligible Assignee, as agreed between them, shall pay to the Agent an administrative fee for processing such assignment in the amount of $5,000.

        (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank (i.e., an agency of the Federal government known as a “Federal Reserve Bank”). No such assignment shall release the transferor Lender from its obligations hereunder.

        Section 9.07. Certain Collateral. Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

        Section 9.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts without regard to its conflicts of law rules. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Massachusetts and of any Massachusetts State court sitting in Boston, Massachusetts for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         Section 9.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

        Section 9.10. Release of Mortgages. Each Lender acknowledges and agrees that the Agent is authorized to release the Mortgages on any of the Mortgaged Properties that are sold by the Borrower or any of its Subsidiaries.

        Section 9.11. Consent to Subordination of Liens on Equipment. Each Lender agrees that the Agent is authorized to execute and deliver whatever letter, agreement or other document the Agent shall reasonably determine is necessary in order to release Liens on any property sold or leased in accordance with the terms of this Agreement and to subordinate Liens on equipment granted to the Lenders pursuant to the Collateral Documents to Liens permitted by Section 5.10 hereof with respect to such equipment.

        Section 9.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.13. USA PATRIOT Act Notice Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

        Section 9.14Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect as long as any Loan or any other obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                        BORROWER:

WITNESSED:                                              PERINI CORPORATION

/s/Donna E. Tannar                                      By:/s/Susan C. Mellace
                                                                Susan C. Mellace
                                                                Vice President and Treasurer
Donna E. Tannar
               Print Name

                                                        Address For Notices:

                                                                Perini Corporation
                                                                73 Mt. Wayte Avenue
                                                                Framingham, Massachusetts 01701
                                                                    Attn: Susan C. Mellace
                                                                                   Treasurer
                                                                    Telephone:  (508) 628-2344
                                                                    Telecopier: (508) 628-2823

                                                        AGENT:

WITNESSED:                                              BANK OF AMERICA, N.A., as Agent

/s/William Faidell Jr.                                  By:/s/Madeline A. Ferrari
                                                                Madeline A. Ferrari
                                                                Vice President
William Faidell Jr.
               Print Name
                                                        Address For Notices:

                                                                Bank of America, N.A.
                                                                100 Federal Street, MA 100-11-02
                                                                Boston, Massachusetts 02110
                                                                    Attn: William Faidell
                                                                          Agency Management Officer
                                                                    Telephone:     (617) 434-2456
                                                                    Telecopier:  (617) 790-1358

                                                        LENDERS:

WITNESSED:                                              BANK OF AMERICA

/s/Richard MacDonald                                    By:/s/Jean S. Manthorne
                                                                      Jean S. Manthorne
                                                                      Senior Vice President
Richard MacDonald
               Print Name

COMMITMENT PERCENTAGE:
Revolving Credit Commitment - 66.67%
Term Loan Commitment - 66.67%

                                                        Address For Notices:

                                                                Bank of America, N.A.
                                                                100 Federal Street, MA DE 10007F
                                                                Boston, Massachusetts 02110
                                                                    Attn: Jean S. Manthorne
                                                                                   Senior Vice President
                                                                    Telephone:   (617) 434-4425
                                                                    Telecopier:  (617) 434-1279

WITNESSED:                                              TD BANKNORTH, N.A.

___________________________________________             By:/s/Jeffrey R. Westling
                                                                Jeffrey R. Westling
                                                                Senior Vice President
___________________________________________
               Print Name

COMMITMENT PERCENTAGE:
Revolving Credit Commitment - 33.33%
Term Loan Commitment - 33.33%

                                                        Address For Notices:

                                                                 TD Banknorth, N.A.
                                                                 7 New England Executive Park
                                                                 Suite 700
                                                                 Burlington, Massachusetts 01803
                                                                    Attn: Jeffrey R. Westling
                                                                                   Senior Vice President
                                                                    Telephone:     (781) 229-6890
                                                                    Telecopier:    (781) 229-5663